Exhibit 2.1

This SEPARATION AND DISTRIBUTION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of SEPTEMBER 2nd, 2026, is entered into by and between HEALTHCARE TRIANGLE, INC., a Delaware corporation (“HCTI”), and TEYAME AI HOLDINGS, INC., a Delaware corporation (“Teyame”) and a direct, wholly-owned Subsidiary of HCTI.

WHEREAS, Teyame is, and prior to the Separation will be, a wholly owned Subsidiary of HCTI;

WHEREAS, prior to the date hereof, HCTI formed Teyame as a wholly-owned Subsidiary incorporated under the laws of the State of Delaware for the purpose of acquiring and holding the Acquired Companies (as defined below) pursuant to that certain Share Purchase Agreement, dated as of January 22, 2026 (the “Share Purchase Agreement”), by and among Teyame, HCTI, Teyame AI LLC, a St. Kitts and Nevis corporation (the “Intermediary Seller”), CH 109, S.L., Ivan Montero Rebato and Maria Luisa Sanchez Fernandez, and HCTI and Teyame have undertaken certain corporate transactions with respect to the capitalization of Teyame, including the authorization of Teyame Common Stock in connection with HCTI’s funding of the Share Purchase Agreement (collectively, the “Recapitalization Transactions”);

WHEREAS, in connection with the Separation, HCTI intends to distribute a minority interest in the outstanding shares of Teyame Common Stock to holders of HCTI Common Stock and will remain the majority holder of the outstanding Teyame Common Stock following the Distribution;

WHEREAS, following the Distribution, HCTI and Teyame intend to operate as separate public companies, subject to HCTI’s continuing ownership interest in Teyame and any consolidation requirements under applicable accounting standards,;

WHEREAS, the parties hereto desire to effect the transactions contemplated by this Agreement, including the Separation, subject to the conditions described herein;

WHEREAS, the transactions contemplated by this Agreement, including the Separation, have been approved by the board of directors of HCTI (the “HCTI Board”) and the board of directors of Teyame (the “Teyame Board”); and

WHEREAS capitalized terms used herein and not defined in the accompanying text have the meanings ascribed thereto in Section 1.1(a) or in the text referenced in Section 1.1(b).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a)	For purposes of this Agreement, the following terms have the corresponding meanings:

“Acquired Companies” means Teyamé 360, S.L. and Datono Mediación S.L., each a company incorporated in Spain.

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Advance Agreement” means that certain Advance Agreement, dated as of December 5, 2025, by and between HCTI and the Intermediary Seller, as the same may be amended, modified or supplemented from time to time.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of Teyame and its Subsidiaries shall be deemed to be Affiliates of any of HCTI or any of its Subsidiaries (other than Teyame and its Subsidiaries) and (ii) none of HCTI or any of its Subsidiaries shall be deemed to be Affiliates of Teyame or any of its Subsidiaries, in each case, for any periods prior to or following the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Disinterested Independent Committee” means, with respect to either party, the audit committee or another committee of the board of directors comprised solely of directors who are independent under applicable SEC and Nasdaq requirements and who have no material interest in the matter under consideration.

“Distribution Agent” means [Distribution Agent].

“Distribution Agent Agreement” means that certain Distribution Agent Agreement to be entered into by and among HCTI, Teyame and the Distribution Agent in connection with the Distribution.

“Distribution Date” means the date of the Distribution.

“Effective Time” means 12:01 a.m., Eastern time, on the date of the Distribution.

“Form 10” means the registration statement on Form 10 to be filed by Teyame with the SEC under the Exchange Act to register the shares of Teyame Common Stock under Section 12(b) of the Exchange Act in connection with the Distribution.

“HCTI Common Stock” means the common stock of HCTI.

“HCTI Indemnitees” means HCTI, each of its Subsidiaries (other than Teyame and its Subsidiaries), and each of their respective directors, officers and employees.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Intermediary Seller” means Teyame AI LLC, a St. Kitts and Nevis corporation.

“Information” means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (i) received by an insured from a third-party insurance carrier, (ii) paid by a third-party insurance carrier on behalf of the insured, or (iii) received under insurance policies pursuant to which a Person makes a true risk transfer to a third-party insurer.

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law.

“Losses” means any and all losses, liabilities, obligations, damages, deficiencies, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’, accountants’ and consultants’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) whether paid or not, including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against an indemnified party).

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Privileges” means attorney-client privilege, work product doctrine and any other applicable privilege or protection belonging to a party or its Subsidiaries with respect to its business.

“Registration Statement” means the registration statement on Form 10 to be filed by Teyame under the Exchange Act pursuant to which the shares of Teyame Common Stock will be registered under Section 12(b) of the Exchange Act in connection with the Distribution.

“Registrable Securities” means the shares of Teyame Common Stock held by HCTI immediately following the Distribution Date (other than shares distributed in the Distribution), together with any securities issued or distributed to HCTI in respect of such shares by way of stock dividend, stock split, combination of shares, recapitalization, reorganization, merger, consolidation or otherwise. Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such shares has been declared effective under the Securities Act and such shares have been disposed of in accordance with such registration statement, (ii) such shares may be sold or transferred without restriction pursuant to Rule 144 under the Securities Act without volume limitations, or (iii) such shares have ceased to be outstanding.

“Related Party Transaction” means any transaction, arrangement or relationship between HCTI or any of its Subsidiaries, on the one hand, and Teyame or any of its Subsidiaries, on the other hand, that constitutes or could reasonably constitute a related-party transaction under applicable SEC or Nasdaq requirements or either party’s related-party transaction policy.

“Representatives” means, with respect to any party, such party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Retention Period” means the period of seven (7) years after the Distribution Date, or such longer period as may be required by any Governmental Authority, any litigation matter, any applicable Law, or any Transaction Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“Share Purchase Agreement” means that certain Share Purchase Agreement, dated as of January 22, 2026, by and among Teyame, HCTI, the Intermediary Seller, CH 109, S.L., Ivan Montero Rebato and Maria Luisa Sanchez Fernandez, as the same may be amended, modified of supplemented from time to time.

“Separation Plan” means the steps set forth on Schedule 1.

“Subsidiary” when used with respect to any Person, means (i) (A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of Teyame and its Subsidiaries shall be deemed to be Subsidiaries of any of HCTI or its Subsidiaries.

“Teyame Indemnitees” means Teyame, each of its Subsidiaries, and each of their respective directors, officers and employees.

“Teyame Liabilities” means all liabilities reflected on or that should have been reflected on Teyame’s balance sheet as of the Distribution Date, all liabilities arising from the operation of the business of the Acquired Companies at any time prior to, on or after the Distribution Date, and all liabilities expressly assumed by Teyame under this Agreement or any Transaction Agreement,

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments.

“Teyame Common Stock” means the common stock of Teyame.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the [Tax Sharing Agreement], and any other documents entered into in connection therewith.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit A.

(b) As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Defined Term	Section Reference

Acquired Companies	Recitals

Agreement	Preamble

Closing	Section 6.1

Closing Date	Section 6.1

Contribution	Recitals

Disclosing Party	Section 5.3(a)

Dispute	Section 10.8(a)

Distribution	Schedule 1

HCTI	Preamble

HCTI Board	Recitals

HCTI Indemnitees	Section 1.1(a)

Intermediary Seller	Recitals

Indemnitee	Section 8.4(a)

Indemnifying Party	Section 8.4(a)

Nasdaq	Section 5.5

Proprietary Information	Section 5.3(a)

Receiving Party	Section 5.3(b)

Demand Registration	Section 9.1(a)

Demand Registration Request	Section 9.1(a)

Privileged Information	Section 5.11(a)

Separation	Section 2.1(a)

Share Purchase Agreement	Recitals

Teyame	Preamble

Shelf Registration Statement	Section 9.2

Teyame Indemnitees	Section 1.1(a)

Third-Party Claim	Section 8.4(a)

Teyame Board	Recitals

Recapitalization Transactions	Recitals

ARTICLE II

SEPARATION AND DISTRIBUTION

Section 2.1. Separation.

(a) In accordance with and subject to the provisions of this Agreement, on the Closing Date, the parties will take, and as applicable will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to accomplish the steps set forth in the Separation Plan (the “Separation”), as soon as practicable after the conditions thereto have been satisfied or, to the extent waivable, waived.

(b) All documents and instruments used to effect the Separation and otherwise to comply with this Agreement will be in the form and substance reasonably satisfactory to HCTI and Teyame.

(c) The transactions contemplated hereby shall not include (a) the contribution, assignment, transfer, conveyance or delivery, directly or indirectly, of any assets of HCTI to Teyame, on the one hand, or any assets of Teyame to HCTI, on the other hand, or (b) the assignment, directly or indirectly, of any liabilities of HCTI to Teyame, on the one hand, or Teyame to HCTI, on the other hand, other than, in each case pursuant to (i) the Distribution and (ii) the Transaction Agreements.

Section 2.2. Distribution.

Without limiting Section 2.1, on the terms and subject to the conditions of this Agreement:

(a) The parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, by no later than immediately before the Effective Time, all actions that are necessary or appropriate to implement and accomplish the Distribution of certain shares of Teyame Common Stock pro rata to the holders of HCTI Common Stock by means of book-entry transfer through the Distribution Agent in accordance with the Separation Plan.

(b) The HCTI Board will have the authority (i) to (A) effect the Distribution, subject to the conditions set forth in Section 2.3, or (B) terminate the Distribution at any time prior to the Effective Time, (ii) to establish or change the Distribution Date or the Effective Time and (iii) prior to the Effective Time, to establish or change the procedures for effecting the Distribution, subject to, in all cases, applicable law and the organizational documents of HCTI.

(c) On the Distribution Date, subject to the satisfaction or waiver, as applicable, of the conditions to the Distribution set forth in Section 2.3, HCTI will cause the Distribution Agent to distribute the applicable number of shares of Teyame Common Stock necessary to effect the Distribution on the Distribution Date pro rata to the holders of HCTI Common Stock by means of book-entry transfer.

(d) No fractional shares of Teyame Common Stock will be distributed in connection with the Distribution. If any record holder of HCTI Common Stock would otherwise be entitled to receive a fractional share of Teyame Common Stock in the Distribution, such record holder will instead receive cash in accordance with the Distribution Agent Agreement.

(e) All of the shares of Teyame Common Stock that are distributed in the Distribution will be validly issued, fully paid and non-assessable.

Section 2.3. Conditions to the Distribution.

(a) The performance by each party of its obligations in connection with the Distribution is subject to the satisfaction or waiver of the following conditions:

(i) each party shall have delivered each Transaction Agreement to which it is a party duly executed by an authorized officer of such party;

(ii) the Registration Statement shall have become effective under the Exchange Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(iii) the shares of Teyame Common Stock deliverable to the stockholders of HCTI as contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 2.4. Certificate of Incorporation and Bylaws of Teyame.

Prior to the Closing, (a) the existing certificate of incorporation of Teyame shall be amended and restated substantially in the form of the Amended and Restated Certificate of Incorporation of Teyame attached as Exhibit C hereto, which shall be in a form suitable for a publicly traded company, and (b) the existing bylaws of Teyame shall be amended and restated substantially in the form of the Amended and Restated Bylaws of Teyame attached as Exhibit D hereto, which shall be in a form suitable for a publicly traded company.

Section 2.5. Tax Treatment.

For U.S. federal income Tax purposes, the Distribution is currently expected to constitute a taxable distribution for U.S. federal income tax purposes (to HCTI and its shareholders) under Sections 311(b) and 301 of the Code respectively, subject to the advice of the parties’ tax advisors. All Taxes, tax benefits, tax reporting obligations and related rights and responsibilities arising from or relating to the Separation and Distribution shall be allocated solely in accordance with the Tax Sharing Agreement.

ARTICLE III

NO REPRESENTATIONS AND WARRANTIES OF HCTI

Section 3.1. No Representations or Warranties.

Neither HCTI nor any other Person makes or has made any express or implied representation or warranty with respect to HCTI or with respect to any other information provided to Teyame in connection with the transactions contemplated by this Agreement or the other Transaction Agreements (including with respect to the business, assets, liabilities, condition or prospects (financial or otherwise) of, or any other matter involving, either business, or the sufficiency of any assets, the title to any assets or the requirements of any applicable Laws).

ARTICLE IV

NO REPRESENTATIONS AND WARRANTIES OF TEYAME

Section 4.1. No Representations or Warranties.

Neither Teyame nor any other Person makes or has made any express or implied representation or warranty with respect to Teyame or with respect to any other information provided to HCTI in connection with the transactions contemplated by this Agreement or the other Transaction Agreements (including with respect to the business, assets, liabilities, condition or prospects (financial or otherwise) of, or any other matter involving, either business, or the sufficiency of any assets, the title to any assets or the requirements of any applicable Laws).

ARTICLE V

COVENANTS

Section 5.1. Further Assurances.

At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof. No party shall be required pursuant to this Section to incur material third-party expense primarily for the benefit of the other party unless the benefiting party agrees to reimburse such expense in accordance with Section 5.14.

Section 5.2. Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party hereto shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement and the other Transaction Agreements (provided, however, that any information relating to matters governed by the Tax Sharing Agreement shall be subject to the provisions thereof in lieu of this Section 5.2).

(b) Any information owned by a party that is provided to another party pursuant to Section 5.2(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 5.2 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement. Notwithstanding anything herein to the contrary, each party’s access to information shall be subject, in all cases, to any bona fide concerns of attorney-client privilege that the other party may reasonably have and any restrictions contained in Contracts to which the other party or any of its Subsidiaries is a party (it being understood that such party shall use its reasonable efforts to provide any such information in a manner that does not result in such violation). Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c) The party requesting any information under this Section will reimburse the providing party for the reasonable and documented incremental out of pocket costs, if any, incurred primarily for creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. Costs incurred for the mutual benefit of both parties shall be allocated between the parties on a fair and reasonable basis reflecting the relative benefit received, consistent with Section 5.14.

Section 5.3. Confidentiality.

Each party will keep confidential for five (5) years following the Closing Date (or for three (3) years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable Law. Nothing in this Section shall prohibit either party from making any disclosure reasonably determined by such party, after consultation with counsel where practicable, to be required under applicable securities Laws, SEC rules or Nasdaq requirements; provided that the disclosing party shall, to the extent legally permitted, provide the other party reasonable advance notice.

(a) “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure.

(b) Anything contained herein to the contrary notwithstanding, information of Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party; or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the Laws or regulations of any Governmental Authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided, that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

Section 5.4. Preparation of Registration Statement.

Teyame and HCTI shall prepare, and Teyame shall file with the SEC the Registration Statement to register the shares of Teyame Common Stock under Section 12(b) of the Exchange Act. Teyame shall use its reasonable best efforts to cause the Registration Statement to become effective under the Exchange Act as promptly as practicable after such filing and to keep the Registration Statement effective for so long as necessary to consummate the Distribution. Teyame shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the distribution of shares of Teyame Common Stock in the Distribution, and HCTI shall furnish all information concerning HCTI and the holders of shares of HCTI Common Stock as may be reasonably requested by Teyame in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made without HCTI’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned). If at any time prior to the Closing, any information relating to HCTI, Teyame or any of their respective Affiliates, directors or officers, should be discovered by HCTI or Teyame which should be set forth in an amendment or supplement to the Registration Statement, so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of HCTI Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement or the transactions contemplated hereby and (y) all orders of the SEC relating to the Registration Statement.

Section 5.5. Nasdaq Listing.

Teyame shall use its reasonable best efforts to cause the shares of Teyame Common Stock to be issued in the Distribution to be listed on The Nasdaq Stock Market (“Nasdaq”) as of the Closing, subject to official notice of issuance. Each party shall be responsible for obtaining any shareholder, Board or Board committee approval required with respect to actions taken by such party.

In connection with the Nasdaq listing, HCTI shall use its reasonable best efforts to obtain any shareholder approval required by The Nasdaq Stock Market LLC listing rules in connection with the transactions contemplated by the Share Purchase Agreement, including any approval required by Nasdaq Rule 5635(a) in connection with the issuance of the Preferred Stock Consideration and the exercise of the pre-funded warrants contemplated by the Share Purchase Agreement.

Section 5.6. Reasonable Best Efforts.

HCTI and Teyame shall use their respective reasonable best efforts, and cause their respective Subsidiaries to use their respective reasonable best efforts, (i) to complete the transactions contemplated by this Agreement and (ii) to execute and deliver the other documents and instruments required to effect the transactions contemplated by this Agreement, in each case as soon as practicable after the date hereof. Nothing herein shall require either party or its Board to take any action inconsistent with applicable Law, Nasdaq requirements or the fiduciary duties of its directors.

Section 5.7. HCTI Cooperation with Form 10.

(a)	HCTI shall, and shall cause its Subsidiaries and Representatives to, cooperate with Teyame and its counsel in the preparation, filing and pursuit of effectiveness of the Form 10, including by (i) furnishing to Teyame all information concerning HCTI, the Acquired Companies and their respective businesses, financial condition, results of operations and management as Teyame may reasonably request in connection with the Form 10, (ii) providing audited and unaudited financial statements of the Acquired Companies prepared in accordance with GAAP and the rules and regulations of the SEC, including any financial statements required by Regulation S-X, in such form as required for inclusion in the Form 10, and (iii) causing its officers and directors to be available on a reasonable basis to review, comment on and verify the disclosures in the Form 10.

(b)	HCTI shall use its reasonable best efforts to cause its independent registered public accounting firm to cooperate with Teyame and its counsel in connection with the preparation of the Form 10, including by providing consents, comfort letters and any other customary deliverables reasonably requested by Teyame or its counsel. Fees and expenses of HCTI’s independent registered public accounting firm relating primarily to HCTI, HCTI’s historical reporting obligations or information maintained for HCTI’s benefit shall be borne by HCTI. Fees and expenses relating primarily to the preparation of Teyame’s standalone financial statements or Teyame-specific SEC requirements shall be borne by Teyame. Costs benefiting both parties shall be allocated on a fair and reasonable basis reflecting the relative benefit received, in accordance with Section 5.14.

(c)	HCTI acknowledges that Teyame has retained its own securities counsel in connection with the preparation and filing of the Form 10 and the transactions contemplated thereby. HCTI agrees to cooperate in good faith with Teyame’s securities counsel and to provide such information, documents and access as Teyame’s securities counsel may reasonably request in connection with the Form 10, subject to the provisions of Section 5.2.

Section 5.8. Share Purchase Agreement Obligations.

(a)	The parties acknowledge that, as of the date hereof, certain obligations under the Share Purchase Agreement remain outstanding, including payment of the remaining cash consideration tranches and the management earnout. Following the Closing, Teyame shall assume, and HCTI shall be released from, all obligations of the “Buyer” and “Parent” under the Share Purchase Agreement to the extent relating to the Acquired Companies, including any post-closing purchase price adjustments, indemnification obligations and earnout payment obligations, except to the extent such obligations are expressly retained by HCTI pursuant to this Agreement or any other Transaction Agreement. The outstanding obligations assumed by Teyame pursuant to this Section shall be identified on a schedule delivered and mutually approved prior to Closing, including the nature, amount or estimated amount, due date and responsible party for each material obligation.

Notwithstanding Section 5.9, HCTI shall remain jointly and severally liable with Teyame for payment of the remaining cash consideration tranches and the Preferred Stock Consideration under the Share Purchase Agreement to the extent such amounts remain unpaid as of the Closing Date. If HCTI is required to make any payment in respect of an obligation economically borne by Teyame pursuant to this Section, HCTI shall promptly provide Teyame reasonable written evidence of such payment and Teyame shall reimburse HCTI in full within five (5) Business Days following receipt thereof.

(b)	Teyame shall comply with the covenants applicable to the “Buyer” and “Parent” under Article VII of the Share Purchase Agreement, including the covenant not to compete set forth in Section 7.01 thereof, the transition obligations set forth in Section 7.02 thereof, the confidentiality obligations set forth in Section 7.03 thereof and the conduct -of-business covenants set forth in Section 7.04 thereof, to the extent applicable to the Acquired Companies following the Closing.

Section 5.9. Intercompany Accounts.

Prior to the Effective Time, HCTI and Teyame shall prepare and approve a written schedule identifying all material intercompany accounts, balances, advances, receivables, payables and other obligations between the HCTI Group and the Teyame Group, including amounts arising under the Advance Agreement. Such schedule shall specify whether each balance will be paid, settled, contributed to capital, distributed, forgiven or otherwise eliminated at or prior to the Effective Time.

No material intercompany balance shall remain outstanding following the Effective Time except pursuant to a written agreement approved in accordance with the applicable related-party transaction policies of HCTI and Teyame.

Any material settlement, capitalization, waiver or modification of an intercompany balance shall be subject to review and approval by the applicable Disinterested Independent Committee of each party to the extent required by applicable Law, Nasdaq rules or such party’s related-party transaction policy.

Section 5.10. SEC Reporting Obligations.

Following the Closing, (a) Teyame shall be responsible for preparing and filing all reports, schedules, forms, statements and other documents required to be filed by Teyame with the SEC pursuant to the Exchange Act, and (b) HCTI shall cooperate with Teyame by providing such information concerning HCTI and the Acquired Companies relating to periods prior to the Effective Time as may be reasonably necessary for Teyame to satisfy its reporting obligations under the Exchange Act, including any information required for Teyame’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. For the avoidance of doubt, each party shall remain solely responsible for the accuracy, completeness and timely filing of its own SEC reports. Neither party’s review, comment, assistance or provision of information shall transfer or diminish the responsibility of the filing party or its principal executive and financial officers for its SEC filings and certifications.

Section 5.11. Privileged Matters.

(a)	Each party’s rights and obligations to maintain, preserve, assert or waive any Privileges with respect to its business shall be governed by this Section 5.11. The rights and obligations created by this Section 5.11 shall apply to all Information as to which a party would be entitled to assert or has asserted a Privilege, without regard to the effect of the Distribution (“Privileged Information”).

(b)	With respect to Privileged Information of HCTI, HCTI shall have sole authority in perpetuity to determine whether to assert or waive any Privileges, and, without the prior written consent of HCTI, Teyame shall take no action that could result in any waiver of any Privilege that could be asserted by HCTI under applicable Law or this Agreement. With respect to Privileged Information of Teyame, Teyame shall have sole authority in perpetuity to determine whether to assert or waive any Privileges, and, without the prior written consent of Teyame, HCTI shall take no action that could result in any waiver of any Privilege that could be asserted by Teyame under applicable Law or this Agreement.

(c)	Upon receipt by either party of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other party, the receiving party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review such Privileged Information and to assert any rights it may have under this Section 5.11 or otherwise to prevent the production or disclosure thereof. Neither party shall produce or disclose to any third party any of the other party’s Privileged Information unless (i) the other party has provided its express written consent to such production or disclosure, or (ii) a court of competent jurisdiction has entered a final, non-appealable order finding that such Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(d)	The transfer of books, records and other Information between the parties in connection with the transactions contemplated by this Agreement shall not constitute, and shall not be deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.11 or otherwise. Each party’s Privileged Information remains such party’s property whether or not it remains in the physical possession of the other party following the Distribution.

Section 5.12. Retention of Information.

Each party agrees to use its commercially reasonable efforts during the Retention Period to retain all Information in its respective possession or control on the Distribution Date that relates to the business or operations of the other party, subject to compliance with such party’s bona fide record retention policies as in effect on the Distribution Date. If a party desires to destroy any such Information during the Retention Period, the destroying party shall first give thirty (30) days’ prior written notice to the other party, specifying the Information proposed to be destroyed, and the other party shall have the right to take possession of or copy such Information prior to its destruction. Notwithstanding the foregoing, neither party shall destroy Information subject to a litigation hold, regulatory preservation requirement, audit request or pending governmental investigation.

Section 5.13. Auditors and Financial Statements.

(a)	For so long as HCTI is required to consolidate the results of operations and financial position of Teyame in HCTI’s financial statements, Teyame shall (i) not change its fiscal year without HCTI’s prior written consent, (ii) provide HCTI with prior notice of any change in the independent registered public accounting firm used by Teyame, and (iii) provide to HCTI on a timely basis all financial and other data and Information that HCTI reasonably requires to meet its schedule for the preparation, filing and public dissemination of HCTI’s annual and quarterly financial statements.

(b)	Teyame shall authorize its independent registered public accounting firm to make available to HCTI’s independent registered public accounting firm the personnel who performed or will perform the annual audits and quarterly reviews of Teyame’s financial statements, and the related work papers, so that HCTI’s auditors are able to perform the procedures they consider necessary to take responsibility for the work of Teyame’s auditors as it relates to the report on HCTI’s financial statements, in all cases within a timeframe sufficient to enable HCTI to meet its timetable for filing and public dissemination of its financial statements. Nothing contained herein shall restrict the authority or responsibilities of the Teyame Audit Committee with respect to the appointment, compensation, retention, oversight or independence of Teyame’s independent registered public accounting firm.

(c)	To the extent necessary for the timely filing by HCTI of annual and quarterly reports under the Exchange Act, Teyame shall cause its principal executive officer and principal financial officer to provide to HCTI, on a timely basis and as reasonably requested by HCTI, any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, to be filed with such reports, together with any written Information which such officers received or relied on as support for such certificates.

(d)	For so long as HCTI is required to consolidate the results of Teyame, each party shall (i) consult with the other as to the timing of their respective annual and quarterly earnings releases, (ii) give each other the opportunity to review and comment on information relating to Teyame in such earnings releases, and (iii) make reasonable efforts to coordinate the timing of their respective earnings releases. Neither party shall make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the Distribution Date without first consulting with the other party. Consultation shall not limit either party’s obligation to apply GAAP or applicable SEC requirements as independently determined by such party and its Audit Committee.

Section 5.14. Payment of Expenses.

Except as otherwise expressly provided in this Agreement or a Transaction Agreement, all third-party fees, costs and expenses incurred in connection with the Separation, Distribution and related transactions shall be borne by the party that is the primary beneficiary of the applicable service, activity or transaction, irrespective of the accounting classification of such cost under GAAP.

(a)	Costs incurred primarily to establish, organize, finance or operate Teyame as a standalone public company shall be borne by Teyame.

(b)	Costs incurred primarily for the benefit of HCTI or HCTI’s stockholders, including costs attributable primarily to HCTI’s corporate, financing, shareholder or monetization objectives, shall be borne by HCTI.

(c)	Costs incurred for the mutual benefit of both parties shall be allocated between HCTI and Teyame on a fair and reasonable basis reflecting the relative benefits received, as agreed in good faith by the parties and, where material, reviewed in accordance with each party’s related-party transaction approval procedures.

(d)	Each party shall bear its own internal personnel, salary and overhead costs unless otherwise expressly agreed in writing.

(e)	Nothing in this Section shall override the specific allocation of expenses applicable to a registration or sale of Registrable Securities under Article IX.

Section 5.15. Mail and Other Communications.

After the Distribution Date, to the extent a party receives any mail, packages or other communications addressed to, or relating to the business of, the other party, the receiving party shall promptly deliver such mail, packages or other communications (or, in the case of communications that relate to both businesses, copies thereof) to the other party. The provisions of this Section 5.15 are not intended, and shall not be deemed, to constitute an authorization by either party to permit the other party to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other party for service of process purposes.

Section 5.16. Related-Party Transactions and Conflicts of Interest.

Following the Closing, all material transactions, arrangements and relationships between HCTI or any member of the HCTI Group, on the one hand, and Teyame or any member of the Teyame Group, on the other hand, shall be treated as potential Related Party Transactions and shall be reviewed, approved, ratified and disclosed in accordance with applicable Law, SEC requirements, Nasdaq rules and the written related-party transaction policy of each party.

To the extent required by applicable Law, Nasdaq rules or the applicable related-party transaction policy, any such transaction may be reviewed and approved by the applicable Disinterested Independent Committee.

Any director or executive officer having a material interest in the matter under consideration shall disclose such interest and shall not participate in the approval of such matter except to the extent permitted by applicable Law.

Each party shall be entitled to retain separate legal, accounting, financial or other advisers with respect to any matter in which the interests of HCTI and Teyame may differ.

Nothing contained in this Agreement shall require the Board, Audit Committee or any other committee of either party to take any action inconsistent with its fiduciary duties or applicable SEC or Nasdaq requirements.

Section 5.17. Separate Books, Records and Internal Controls.

Following the Distribution, HCTI and Teyame shall maintain separate books and records, bank accounts, accounting records and systems of internal control appropriate to their respective businesses and SEC reporting obligations. Except pursuant to a written Transaction Agreement, neither party shall commingle cash or other assets with the other party.

All intercompany services, advances, reimbursements, allocations and other transactions shall be recorded contemporaneously in the books of both parties, supported by appropriate documentation and periodically reconciled.

Each party shall maintain disclosure controls and procedures and internal control over financial reporting appropriate to its status as a public reporting company.

Section 5.18. Public Disclosures.

To the extent reasonably practicable, each party shall provide the other a reasonable opportunity to review any public disclosure that specifically refers to the other party or materially describes the relationship between the parties. Each party shall consider the other party’s comments in good faith; provided, however, that each party shall retain sole authority and responsibility for its own disclosures and shall not be required to delay or omit any disclosure that it reasonably determines is required by applicable Law, SEC rules or Nasdaq requirements.

ARTICLE VI

CLOSING

Section 6.1. Closing.

Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, the closing of the Separation (the “Closing”) will take place remotely via the exchange of executed documents on the same day as the Effective Time, which date shall be no later than two (2) business days following satisfaction of all conditions set forth in Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) (the date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”).

Section 6.2. Conditions to Closing.

(a) The obligations of the parties to complete the transactions provided for herein are conditioned upon the absence of any injunction, Law, regulation or court order that would prohibit the Separation.

(b) The performance by each party of its obligations hereunder is further conditioned upon the satisfaction or waiver of:

(i) the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing;

(ii) there being no Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority in effect enjoining, restraining, preventing or prohibiting consummation of any of the transactions contemplated hereby or making the consummation of any of the transactions contemplated hereby illegal;

(iii) the Registration Statement shall have become effective under the Exchange Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(iv) the shares of Teyame Common Stock deliverable to the stockholders of HCTI as contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 6.3. Deliveries at Closing.

(a) HCTI. At the Closing, HCTI will deliver or cause to be delivered to Teyame:

(i) the Transition Services Agreement duly executed by an authorized officer of HCTI;

(ii) the Tax Sharing Agreement duly executed by an authorized officer of HCTI; and

(iii) a secretary’s certificate certifying that the HCTI Board has authorized the execution, delivery and performance by HCTI of this Agreement and the other Transaction Agreements, which authorization will be in full force and effect at and as of the Closing.

(b) Teyame. At the Closing, Teyame will deliver or cause to be delivered to HCTI:

(i) the Transition Services Agreement duly executed by an authorized officer of Teyame;

(ii) the Tax Sharing Agreement duly executed by an authorized officer of Teyame; and

(iii) a secretary’s certificate certifying that the Teyame Board has authorized the execution, delivery and performance by Teyame of this Agreement and the other Transaction Agreements, which authorization will be in full force and effect at and as of the Closing.

(iv) the final intercompany account settlement schedule contemplated by Section 5.9; and

(v) certificates confirming adoption of applicable related-party transaction, disclosure and public-company governance policies.

ARTICLE VII

TERMINATION

Section 7.1. Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the written agreement of HCTI and Teyame.

Section 7.2. Effect of Termination.

In the event of any termination of this Agreement as provided by Section 7.1, this Agreement will immediately become void and the parties hereto will have no liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VIII

REGISTRATION RIGHTS

Section 8.1. Demand Registration.

(a) At any time on or after the Distribution, or such earlier time as Teyame and HCTI may mutually agree, HCTI shall have the right to request (a “Demand Registration Request”) that Teyame register the offer and sale of all or any portion of the Registrable Securities held by HCTI on a registration statement on Form S-1 or, if Teyame is then eligible, on Form S-3 (a “Demand Registration”). A Demand Registration Request shall specify the aggregate number of Registrable Securities requested to be registered and, to the extent then known, the intended method of disposition. Teyame shall use its commercially reasonable efforts to file such registration statement within sixty (60) days (in the case of a registration statement on Form S-3) or seventy-five (75) days (in the case of a registration statement on Form S-1) of receipt of such Demand Registration Request and to cause such registration statement to become effective as soon as reasonably practicable thereafter.

(b) Prior to the time Teyame becomes eligible to conduct a registration on Form S-3, Teyame shall not be obligated to effect more than two (2) Demand Registrations on Form S-1 in any calendar year. From and after the time Teyame becomes eligible to conduct a registration on Form S-3, Teyame shall not be obligated to effect more than two (2) Demand Registrations on Form S-3 in any calendar year.

Section 8.2. Shelf Registration.

If HCTI requests that Teyame file a registration statement on Form S-3 (a “Shelf Registration Statement”) with respect to the resale of Registrable Securities under Rule 415 under the Securities Act, and at such time Teyame is eligible to file a registration statement on Form S-3, Teyame shall (a) within sixty (60) days of such request, file with the SEC such Shelf Registration Statement, and (b) use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable thereafter. Teyame shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Securities Act and (ii) the date as of which HCTI is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act without volume limitations or other restrictions on transfer thereunder. HCTI shall reasonably coordinate the timing and manner of any material shelf takedown with Teyame so as to minimize material disruption to Teyame’s financing, investor relations and disclosure activities.

Section 8.3. Piggyback Registration.

If at any time after the Distribution Date, Teyame proposes to register the offer and sale of any of its equity securities under the Securities Act (other than a registration on Form S-4 or Form S-8 or any successor forms), whether for its own account or for the account of others, Teyame shall give written notice to HCTI at least ten (10) business days prior to the initial filing of such registration statement with the SEC, informing HCTI of its intent to file such registration statement and of HCTI’s right to request the inclusion of Registrable Securities. HCTI shall have the right, within seven (7) business days after the date such notice is given, to request that Teyame include in such registration such number of Registrable Securities as HCTI may request. If the managing underwriter of any such underwritten offering advises Teyame that, in its opinion, the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered, then Teyame shall include in such registration (i) first, all securities Teyame proposes to offer, and (ii) second, and only if all securities in clause (i) have been included, Registrable Securities requested by HCTI, in such amount as will not exceed the managing underwriter’s recommended maximum.

Section 8.4. Registration Expenses.

Teyame shall pay all registration expenses in connection with all registrations of Registrable Securities pursuant to this Article VIII, including all SEC registration and filing fees, fees and expenses of complying with securities and blue sky laws, fees and disbursements of counsel for Teyame and of its independent registered public accounting firm, and all expenses incidental to delivery of the Registrable Securities. Notwithstanding the foregoing, HCTI shall be responsible for (a) all underwriting discounts, commissions and transfer taxes applicable to the Registrable Securities sold by HCTI, and (b) its own internal and legal fees and expenses.

Section 8.5. Indemnification for Registration.

(a) In connection with any registration of Registrable Securities pursuant to this Article X, Teyame shall indemnify and hold harmless HCTI and its directors, officers, employees and agents, and each Person who controls HCTI within the meaning of the Securities Act, against any and all Losses arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, any related prospectus, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Teyame shall not be liable to any Person to the extent that any such Loss arises out of or relates to any untrue statement or alleged untrue statement, or any omission or alleged omission, made in reliance upon and in conformity with information furnished to Teyame by or on behalf of HCTI expressly for use therein.

(b) In connection with any registration of Registrable Securities pursuant to this Article VIII, HCTI shall indemnify and hold harmless Teyame, its directors, officers, employees and agents, each underwriter participating in such offering, and each Person who controls Teyame or any such underwriter within the meaning of the Securities Act, against any and all Losses arising out of or based upon any information furnished in writing by HCTI or on HCTI’s behalf expressly for use in any registration statement, any related prospectus, or any amendment or supplement thereto. HCTI’s liability under this Section 8.5(b) shall not in any event exceed the gross proceeds received by HCTI from the sale of its Registrable Securities in such registration.

No limitation of liability contained in this Section shall apply to fraud, willful misconduct or knowing violations of applicable securities Laws.

Section 8.6. Rule 144; Form S-3.

Teyame shall use its commercially reasonable efforts to ensure that the conditions to the availability of Rule 144 under the Securities Act are satisfied. Teyame shall use its commercially reasonable efforts to cause all conditions to the availability of Form S-3 under the Securities Act to be met as soon as reasonably practicable after the Distribution Date. Costs incurred by Teyame in maintaining its general eligibility and compliance as a public company shall be borne by Teyame.

Section 8.7. Term.

This Article VIII shall remain in effect until all Registrable Securities held by HCTI have been transferred to other Persons or are no longer outstanding.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Survival of Covenants.

The covenants and agreements of the parties hereto contained in this Agreement that contemplate performance prior to the Closing, shall terminate and be of no further force and effect from and after the Closing and no party shall have any liability with respect thereto from and after the Closing, other than the liability pursuant to a fraud, breach or covered under other indemnification obligations. The covenants and agreements of the parties hereto contained in this Agreement that contemplate performance at or following the Closing shall survive the Closing until such covenants have been fully performed.

Section 9.2. Specific Performance.

Each party hereto hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party hereto is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

Section 9.3. No Third-Party Beneficiary Rights.

Except for the provisions of Section 9.2, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

Section 9.4. Notices.

All notices and other communications hereunder shall be in writing and shall be delivered in person, by email, by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by email or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to HCTI:

Healthcare Triangle, Inc.

7901 Stoneridge Drive, Suite 210

Pleasanton, California 94588

Attention:

Email:

With a copy to (which alone shall not constitute notice):

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

Attention: Ross Carmel, Esq.

Email: rcarmel@srfc.law

if to Teyame:

Teyame AI Holdings, Inc.

7901 Stoneridge Drive, Suite 210

Pleasanton, California 94588

Attention: [●]

Email: [●]

With a copy to (which alone shall not constitute notice):

[*]

[*]

Attention: [*]

Email: [*]

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

Section 9.5. Entire Agreement.

This Agreement together with the other Transaction Agreements (in each case, including the Exhibits and Schedules attached hereto and thereto) embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein and in the other agreements referred to above, have been made to induce either party to enter into this Agreement.

Section 9.6. Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that HCTI and Teyame may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve HCTI or Teyame, as the assignor, of its obligations hereunder.

Section 9.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to Contracts executed in and to be performed entirely within that State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

(b)	Subject to Section 9.8, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, Action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, Action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.4 shall be deemed effective service of process on such party.

(c)	EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.8. Dispute Resolution.

(a)	The parties hereto mutually desire that friendly collaboration will continue between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between parties hereto in connection with this Agreement, then the Dispute, upon written request of either party, will be referred for resolution to the president (or similar position) of the division implicated by the matter for each party hereto, which presidents will have fifteen (15) days to resolve such Dispute. If the presidents of the relevant divisions for each party hereto do not agree to a resolution of such Dispute within fifteen (15) days after the reference of the matter to them, such presidents of the relevant divisions will refer such matter to the president of each party for final resolution. Notwithstanding anything to the contrary in this Section 9.8, any amendment to the terms of this Agreement may only be effected in accordance with Section 9.10.

(b)	In the event that the Dispute is not resolved in a friendly manner as set forth in Section 9.8(a), either party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 9.8(b). All Disputes submitted to arbitration pursuant to this Section 9.8(b) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in San Jose, California. All arbitration proceedings shall be held in the city of San Jose, California in a location to be specified by the arbitrators (or any place agreed to by the parties and the arbitrators). The arbitration shall be by a single qualified arbitrator experienced in the matters at issue, such arbitrator to be mutually agreed upon by the parties. If the parties fail to agree on an arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of either party to the Dispute, appoint the arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration as to matters submitted and may be enforced by either party to the Dispute in any court having jurisdiction over the subject matter or over either party. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees) shall be borne by the party incurring such costs. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

(c)	Nothing in this Section 9.8 will prevent either party from immediately seeking injunctive or interim relief in the event (i) of any actual or threatened breach of any of the provisions of Section 5.3 or (ii) that the Dispute relates to, or involves a claim of, actual or threatened infringement of intellectual property. All such actions for injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with Section 9.7. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with Section 9.8(a) and Section 9.8(b) above.

(d)	Notwithstanding anything to the contrary in this Agreement, the parties hereto, but none of their respective Affiliates, are entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 9.8 or otherwise, and each party hereto will cause its respective Affiliates not to commence any dispute resolution procedure other than through such party as provided in this Section 9.8.

Section 9.9. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 9.10. Amendments; Waivers.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

Section 9.11. No Strict Construction; Interpretation.

(a)	The parties hereto each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)	When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to agreements and instruments include all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

Section 9.12. Conflicts with Tax Sharing Agreement.

In the event of a conflict between this Agreement and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall prevail.

Section 9.13. Headings.

The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.14. Counterparts.

This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile or email scan transmission of a signed copy thereof.

Section 9.15. Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS SUBSIDIARIES FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS FOR LOSSES AS SET FORTH IN ARTICLE VIII OR ARTICLE IX OR IN ANY TRANSACTION AGREEMENT.

Notwithstanding the foregoing, the limitations contained in this Section shall not apply to:

(i)	fraud or fraudulent misrepresentation;

(ii)	willful misconduct or gross negligence;

(iii)	breach of confidentiality or misuse of proprietary information;

(iv)	indemnification obligations under Article VIII;

(v)	payment, reimbursement or expense-allocation obligations expressly set forth herein; or

(vi)	liabilities arising under applicable securities Laws to the extent such liabilities may not lawfully be limited.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HEALTHCARE TRIANGLE, INC.

By:	/s/ Sujatha Ramesh
	Name:	Sujatha Ramesh
	Title:	COO, Executive Director

TEYAME AI HOLDINGS, INC.

By:	/s/ David Ayanoglou
	Name:	David Ayanoglou
	Title:	Director

SCHEDULE 1

SEPARATION PLAN

HCTI shall cause approximately [*] shares of Teyame Common Stock, comprising approximately [*] percent ([*]%) of the total issued and outstanding shares of Teyame Common Stock, to be distributed pro rata to the holders of HCTI Common Stock by means of book-entry transfer through the Distribution Agent (the “Distribution”).

EXHIBIT A

TRANSITION SERVICES AGREEMENT

[To be attached]

EXHIBIT B

TAX SHARING AGREEMENT

[To be attached]

EXHIBIT C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TEYAME

[To be attached]

EXHIBIT D

AMENDED AND RESTATED BYLAWS OF TEYAME

[To be attached]